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                                                                     Exhibit 5
                                                                     ---------

                                   August 19, 1999


Avant! Corporation
46871 Bayside Parkway
Fremont, California 94538

          Re: Avant! Corporation Registration Statement for Offering of 3,450,375 Shares of Common Stock

Ladies and Gentlemen:

     We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 3,450,375 shares of Common Stock available for issuance upon the Company's assumption of the options granted under the Xynetix Design Systems 1993 Employee and Consultant Stock Option Plan and the Xynetix Design Systems 1993 Employee and Consultant Stock Option Plan (United Kingdom Version). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Xynetix Design Systems 1993 Employee and Consultant Stock Option Plan or Xynetix Design Systems 1993 Employee and Consultant Stock Option Plan (United Kingdom Version) and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of Avant! Corporation's Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,



                                       Gunderson Dettmer Stough Villeneuve
                                       Franklin & Hachigian, LLP